Calculation of Filing Fee Table
SCHEDULE TO
(Rule 14d-100)
OLINK HOLDING AB (PUBL)
(Name of Subject Company (Issuer))
GOLDCUP 33985 AB (u.c.t. Orion Acquisition AB)
(Offeror)
a direct, wholly owned subsidiary of
THERMO FISHER SCIENTIFIC INC.
(Parent of Offeror)
(Name of Filing Persons (identifying status as offeror, issuer or other person)
Table 1 – Transaction Valuation
	Transaction Valuation*	Fee Rate	Amount of Filing Fee**
Fees to Be Paid	$3,281,945,108.00	0.00014760	$484,415.10
Fees Previously Paid	—		—
Total Transaction Valuation	$3,281,945,108.00
Total Fees Due for Filing			$484,415.10
Total Fees Previously Paid			—
Total Fee Offsets			—
Net Fee Due			$484,415.10
*
Estimated for purposes of calculating the filing fee only. The transaction valuation was calculated as the product of (a) $26.00 per Share (that is not represented by an American Depositary Share (“ADS”)) or $26.00 per ADS, as applicable, in cash, without interest of Olink Holding AB (publ) (“Olink”) on October 27, 2023, and (b) 126,228,658, the number of Shares estimated to be outstanding immediately prior to the Offer (which includes 124,342,715 outstanding Shares, 1,307,275 ADSs that may become outstanding as a result of vesting and settlement of restricted stock units and 578,668 ADSs that may become outstanding as a result of the exercise of outstanding options).

The calculation of the filing fee is based on information provided by Olink as of October 27, 2023. As used herein, “Offer” refers to the Offer to Purchase (attached as Exhibit (a)(1)(A) to the Schedule TO of which this Exhibit 107 forms a part), ADS Letter of Transmittal (attached as Exhibit (a)(1)(B) to the Schedule TO of which this Exhibit 107 forms a part), Acceptance Form for Shares (attached as Exhibit (a)(1)(C) to the Schedule TO of which this Exhibit 107 forms a part) and other related materials, as each may be amended and supplemented from time to time.
**
The filing fee was calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory for Fiscal Year 2023, effective on October 1, 2023, by multiplying the transaction valuation by 0.00014760.